Exhibit 99.1

Werner Enterprises, Inc.	Contact:	John J. Steele
14507 Frontier Road		Executive Vice President, Treasurer
P. O. Box 45308		and Chief Financial Officer
Omaha, NE 68145		(402) 894-3036

FOR IMMEDIATE RELEASE

WERNER ENTERPRISES TO PARTICIPATE IN THREE INVESTMENT VIRTUAL TELECONFERENCES

OMAHA, NEBRASKA, May 14, 2021 - Werner Enterprises, Inc. (NASDAQ: WERN), one of the nation's largest transportation and logistics companies, announced participation in the following investment virtual teleconferences.

BofA Securities 2021 Virtual Transportation, Airline and Industrials Conference: Thursday, May 20, 2021. Fireside chat from 9:00 a.m. to 9:30 a.m. CT. Speakers: Derek J. Leathers, Chairman, President and Chief Executive Officer and John J. Steele, Executive Vice President, Treasurer and Chief Financial Officer.

Wolfe Transportation and Industrials Conference: Wednesday, May 26, 2021. Fireside chat from 10:45 a.m. to 11:15 a.m. CT. Speakers: Derek J. Leathers, Chairman, President and Chief Executive Officer and John J. Steele, Executive Vice President, Treasurer and Chief Financial Officer.

KeyBanc Capital Markets Virtual Industrials & Basic Materials Conference: Wednesday, June 2, 2021, series of small investor group meetings.

A live webcast for each of the events will be available on the conference date through the "Investors" section under “News and Events” and then “Webcasts & Presentations” on the Werner website at www.werner.com. An archive will then be available on the Werner website during the 30-day period following each conference date.

The conference dates and times provided in this press release may be subject to change. Should any such change occur, Werner may update the information by giving notice on its website or through other methods of public disclosure. Please consult the Werner website before or on the conference date for any such updated notices.

Werner Enterprises, Inc. (NASDAQ: WERN) delivers superior truckload transportation and logistics services to customers across the United States, Mexico and Canada. With 2020 revenues of $2.4 billion, an industry-leading modern truck and trailer fleet, nearly 13,000 talented associates and our innovative Werner Edge technology, we are an essential solutions provider for customers who value the integrity of their supply chain and require safe and exceptional on-time service. Werner provides Dedicated and One-Way Truckload services as well as Logistics services that include truckload brokerage, freight management, intermodal and final mile. As an industry leader, Werner is deeply committed to promoting sustainability and supporting diversity, equity and inclusion.

This press release, as well as the oral public statements made by any Werner representative during the conference presentations and webcasts announced in this press release, may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements are based on information presently available to Werner’s management and are current only as of the date made. Actual results could also differ materially from those anticipated as a result of a number of factors, including, but not limited to, those discussed in Werner’s Annual Report on Form 10-K for the year ended December 31, 2020 and subsequently filed Quarterly Reports on Form 10-Q. For those reasons, undue reliance should not be placed on any forward-looking statement. Werner assumes no duty or obligation to update or revise any forward-looking statement, although it may do so from time to time as management believes is warranted or as may be required by applicable securities law. Any such updates or revisions may be made by filing reports with the U.S. Securities and Exchange Commission, through the issuance of press releases or by other methods of public disclosure.